For Immediate Release

Contacts:	Steve Gaut, Public Relations
404-828-8787
Scott Childress, Investor Relations
404-828-7957

UPS ANNOUNCES VOLUNTARY RETIREMENT PLAN RESULTS

ATLANTA - July 24, 2018 - UPS (NYSE:UPS) announced today the results of its Voluntary Retirement Plan (VRP) introduced on April 25, 2018. Under the VRP, a select group of U.S. based, retirement-eligible employees were offered a financial buyout to retire.

Participants in the plan will depart on a staggered schedule over the next twelve months to maintain business continuity. The company does not expect significant savings in 2018 from the VRP, full savings from the program will be realized upon completion after the second quarter 2019. UPS recorded a pre-tax transformation charge of $263 million in the second quarter, due primarily to VRP severance expense. This initiative will reduce UPS headcount and lower ongoing staffing expense. At full run rate, the initiative will generate annual savings of around $200 million.

The VRP program is one of a number of initiatives under the company’s transformation strategy. UPS is streamlining work processes through technology for greater staff efficiency as well as enhancing customer service and profitable growth opportunities with its strategies. These initiatives will also create new opportunities for UPS employees and strengthen shareowner returns.

Additionally, UPS will present details regarding the company’s multi-year plans at a Transformation Conference in New York on September 13, 2018. Registration is open on the UPS Investor Relations website. The event will be webcast live, and available for replay.

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. UPS is committed to operating more sustainably - for customers, the environment and the communities we serve around the world. Learn more about our efforts at ups.com/sustainability. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the web at ups.com and its corporate blog can be found at longitudes.ups.com. To get UPS news direct, follow @UPS_News on Twitter.

# # #